Exhibit 99.1

American Public Education Reports Third Quarter 2015 Results

CHARLES TOWN, W.Va., Nov. 9, 2015 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCON) – announced financial results for the quarter ended September 30, 2015.

Recent Results:

  Third quarter 2015 consolidated revenue decreased 9.9% to $76.3 million, compared to $84.7 million in the same period of 2014.
  Consolidated income from operations before interest income and income taxes in the third quarter of 2015 decreased to $10.5 million, compared to $14.6 million in the same period of 2014.
  Net income for the third quarter of 2015 decreased to $6.8 million, or $0.41 per diluted share, compared to $8.8 million, or $0.51 per diluted share, in the same period of 2014.
  At American Public University System, net course registrations in the third quarter of 2015 decreased approximately 6% year-over-year and net course registrations by new students in the third quarter of 2015 decreased approximately 19% year-over-year.  The decline in total net course registrations by new students was primarily the result of a 35% year-over-year decline in net course registrations by new students who use Federal Student Aid as their primary funding source.
  As of September 30, 2015, active student enrollment at American Public University System decreased 11% to 99,000 students, compared to 111,300 students at September 30, 2014.
  As of September 30, 2015, student enrollment at Hondros College of Nursing increased 3% to approximately 1,350 students, compared to 1,310 students as of September 30, 2014.

Financial Results:

Total consolidated revenue for the third quarter of 2015 decreased 9.9% to $76.3 million, compared to total revenue of $84.7 million in the third quarter of 2014. Consolidated income from operations before interest income and income taxes in the third quarter of 2015 was $10.5 million, compared to $14.6 million in the third quarter of 2014. Net income for the third quarter of 2015 was $6.8 million, or $0.41 per diluted share, compared to net income of $8.8 million, or $0.51 per diluted share for the third quarter of 2014. The weighted average diluted shares outstanding for the third quarter of 2015 and 2014 were approximately 16.7 million and 17.4 million, respectively.

For the nine months ended September 30, 2015, total consolidated revenue decreased 6.5% to $242.0 million, compared to total revenue of $258.7 million in the prior year period. Income from operations before interest income and income taxes for the nine months ended September 30, 2015 was $36.6 million, compared to $47.2 million in the prior year period. Net income for the nine months ended September 30, 2015 was $22.6 million, or $1.33 per diluted share, compared to net income of $29.1 million, or $1.65 per diluted share in the prior year period. The weighted average diluted shares outstanding for the nine months ended 2015 and 2014 were approximately 17.0 million and 17.6 million, respectively.

Total cash and cash equivalents as of September 30, 2015 were approximately $113.8 million with no long-term debt. Capital expenditures were approximately $19.6 million for the nine months ended September 30, 2015, compared to $15.3 million in the prior year period. Depreciation and amortization was $14.2 million for the nine months ended September 30, 2015, compared to $11.9 million for the same period of 2014.

Enrollments and Registrations:

American Public University System[1]
For the three months ended September 30,	2015	2014	% Change
Net Course Registrations by New Students	15,900	19,700	-19%
Net Course Registrations	94,200	100,200	-6%

For the nine months ended September 30,	2015	2014	% Change
Net Course Registrations by New Students	44,200	54,100	-18%
Net Course Registrations	282,800	302,100	-6%

As of September 30,
Active Student Enrollment[2]	99,000	111,300	-11%

Hondros College of Nursing[3]
As of September 30,	2015	2014	% Change
New Student Enrollment	400	420	-5%
Total Student Enrollment	1,350	1,310	3%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. 2APUS Active Student Enrollment represents the number of unique students who are currently enrolled in a course past the first week of class or who have completed at least one course for which a grade was received within the last 12 months. 3HCON Student Enrollment represents the approximate number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

Fourth Quarter 2015 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

For the quarter ending December 31, 2015, American Public Education anticipates consolidated revenues to decrease between approximately 10% and 6% year-over-year, compared to the prior year period of 2014.

The Company expects consolidated net income to be between $0.40 and $0.45 per diluted share for the quarter ending December 31, 2015, which includes the impact of anticipated charges that are estimated to be approximately $0.11 per diluted share. Excluding the impact of the anticipated charges, non-GAAP adjusted net income is expected to be between $0.51 and $0.56 per diluted share. Management believes the adjusted net income outlook for the quarter ending December 31, 2015, which excludes charges for employee redeployment and the write-down of information technology assets, is useful because it will allow investors to better compare results to prior year periods.

American Public Education also expects the following results from its subsidiaries for the quarter ending December 31, 2015:

  At American Public University System, net course registrations by new students are expected to decrease between 22% and 19% year-over-year and total net course registrations are expected to decrease between 10% and 8% year-over-year.
  At Hondros College of Nursing, new student enrollment decreased by approximately 11% year-over-year and total student enrollment increased by approximately 2% year-over-year.

Webcast:

A live webcast of the Company's earnings conference call for the quarter ended September 30, 2015 will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve approximately 100,000 adult learners worldwide and offer approximately 100 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, amounts and nature of anticipated charges, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2015	2014
	(Unaudited)

Revenue	$76,291	$84,707
Costs and expenses:
Instructional costs and services	29,167	30,626
Selling and promotional	14,062	17,948
General and administrative	17,659	17,432
Depreciation and amortization	4,891	4,054

Total costs and expenses	65,779	70,060

Income from operations before
interest income and income taxes	10,512	14,647
Interest income	37	98

Income before income taxes	10,549	14,745
Income tax expense	3,796	5,877
Equity investment income (loss), net of taxes	4	(26)

Net income	$6,757	$8,842

Net Income per common share:
Basic	0.41	0.51
Diluted	0.41	0.51

Weighted average number of
common shares:
Basic	16,562	17,255
Diluted	16,662	17,355

	Three Months Ended
Segment Information:	September 30,
	2015	2014
Revenue:
American Public Education, Inc.	$69,233	$77,191
Hondros College of Nursing	$7,058	$7,516
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$10,049	$13,964
Hondros College of Nursing	$463	$683

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2015	2014
	(Unaudited)

Revenue	$241,998	$258,723
Costs and expenses:
Instructional costs and services	89,123	92,171
Selling and promotional	47,233	51,997
General and administrative	54,905	55,447
Depreciation and amortization	14,178	11,901

Total costs and expenses	205,439	211,516

Income from operations before
interest income and income taxes	36,559	47,207
Interest income	78	277

Income before income taxes	36,637	47,484
Income tax expense	13,994	18,377
Equity investment income (loss), net of taxes	(20)	(27)

Net income	$22,623	$29,080

Net Income per common share:
Basic	1.34	1.67
Diluted	1.33	1.65

Weighted average number of
common shares:
Basic	16,844	17,394
Diluted	16,974	17,574

	Nine Months Ended
Segment Information:	June 30,
	2015	2014
Revenue:
American Public Education, Inc.	$219,263	$236,834
Hondros College of Nursing	$22,735	$21,889
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$34,179	$45,043
Hondros College of Nursing	$2,380	$2,164

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; or Christopher L. Symanoskie, Vice President, Investor Relations, 703.334.3880